Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1/A of Exagen Diagnostics, Inc. of our report dated February 17, 2016, relating to the financial statements of Exagen Diagnostics, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Diego, California

February 17, 2016